Exhibit 3.3
CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION OF
ALEXZA MOLECULAR DELIVERY CORPORATION
     Alexza Molecular Delivery Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), Does Hereby Certify:
     First: The name of the Corporation is Alexza Molecular Delivery Corporation.
     Second: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 19, 2000 under the name “FaxMed, Inc.”
     Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted a resolution to amend Article First to read in its entirety as follows:
“FIRST
          The name of the corporation is Alexza Pharmaceuticals, Inc. (the “Company”).”
     Fourth: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Section 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.
     In Witness Whereof, Alexza Molecular Delivery Corporation has caused this Certificate of Amendment to be signed by its Chief Financial Officer this 20th day July, 2005.

Alexza Molecular Delivery Corporation

By:	/s/ August J. Moretti

August J. Moretti
Chief Financial Officer